Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Everbridge, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-213679) on Form S-8 of Everbridge, Inc. of our report dated March 23, 2017, with respect to the consolidated balance sheets of Everbridge, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Everbridge, Inc.

/s/ KPMG LLP

Los Angeles, California
March 23, 2017